EXHIBIT 4.2

SDRC/T.D. TECHNOLOGIES, INC.

1996 DIRECTORS' NONSTATUTORY STOCK OPTION PLAN

Approved and adopted by the T. D. Technologies, Inc. Board of Directors and Shareholders on November 16, 1996. Amended and adopted by Structural Dynamics Research Corporation on September 22, 1999, the date TDT Acquisition Corporation, a subsidiary of Structural Dynamics Research Corporation, merged with and into T.D. Technologies, Inc.

1. Purposes. The purpose of the SDRC/T.D. Technologies, Inc. 1996 Directors' Nonstatutory Stock Option Plan is to continue the benefits provided to participants in the T. D. Technologies, Inc. 1996 Directors' Nonstatutory Stock Option Plan after the merger of T. D. Technologies, Inc. with Structural Dynamics Research Corporation.

2. Definitions.

a. "Board" means the Board of Directors of the Company.

b. "Committee" means the Compensation Committee of the Board of Directors of the Company.

c. "Company" means Structural Dynamics Research Corporation.

d. "Option" means the Option to purchase common stock granted under this agreement.

e. "Option Price" means the price per share of the Stock to be paid by an Optionee upon exercising an Option under this Plan.

f. "Option Share" means any share of the Stock transferred to an Optionee upon exercise of an Option pursuant to this Plan.

g. "Optionee" means a person to whom an Option shall have been granted under this Plan.

h. "Plan" means this TDT 1996 Directors' Nonstatutory Stock Option Plan as it may be amended from time to time.

i. "TDT" means T.D. Technologies, Inc.

3. Administration and Interpretation. The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall have authority and power to interpret the Plan, to prescribe, amend, or rescind rules with respect to the Plan, to waive particular provisions of the Plan and to make all reasonable determinations necessary or desirable for the Plan's administration. The Company shall notify Optionees in writing of any amendment to the Plan within a reasonable time after the adoption of any such amendment.

4. Term. No additional Options shall be granted under this Plan.

5. Eligibility. Each person who was an outside director of TDT prior to the merger of TDT with the Company shall be eligible to participate in this Plan.

6. Vesting.

a. Optionees shall vest twenty five percent at the end of the first twelve months of service, and one thirty-sixth of the remainder each month thereafter during years of service as a director.

b. If an Optionee ceases to be actively engaged by TDT at a time when some or all of his or her Options have not vested, such unvested units shall be forfeited.

c. Each Option held by an Optionee shall expire upon the later of (i) sixty days after the effective date of the Form S-8 filed with the Securities and Exchange Commission related to the Plan as amended by the Company; or (ii) sixty days after such Optionee's engagement is terminated, except that:

i. If the Optionee is on military, sick leave, or other bona fide leave of absence (such as service to or temporary employment by the federal government), his or her relationship will be treated as continuing intact if the period of such leave does not exceed 90 days, or if longer, so long as the Optionee's right to reemployment is guaranteed either by statute or by contract; otherwise, the Optionee's engagement will be deemed to have terminated on the 91st day of such leave, after which any unexercised Options shall expire in thirty additional days.

ii. If the Optionee's engagement is terminated by the reason of his or her death, each Option then held by the Optionee, to the extent exercisable at the date of death, may be exercised at any time within six months after that date (unless terminated earlier by its terms) by the person(s) to whom the Optionee's Option rights pass by designation of beneficiary in the Option Agreement, by will, or by the applicable laws of descent and distribution.

7. Period of Exercisability.

a. Expiration of Option. The Option shall expire and may not be exercised by anyone after the first to occur of the following events:

i. The expiration of ten years from the date of this agreement;

ii. The expiration of 60 days from the date of termination of employment unless termination of employment results from the Optionee's death; or

iii. The expiration of six months from the date of termination of employment by reason of death.

8. Exercise

a. Persons Eligible To Exercise. During the lifetime of the Optionee, only the Optionee may exercise the Option or any portion of the Option. After the death of the Optionee, any exercisable portion of the Option may, prior to the time when the Option expires under this Plan, be exercised by the Optionee's personal representative or by any person empowered to do so under the Optionee's will or under then applicable laws of descent and distribution.

b. Partial Exercise. Any exercisable portion of the Option, or the entire Option if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion of the Option expires under this Plan.

c. Manner of Exercise. Any exercisable portion of the Option, or the Option if it is then wholly exercisable, may be exercised, subject to registration or qualification of the Option shares to be received on any such Option exercise under any federal or state law and the governmental rules and regulations as the Committee may deem necessary or advisable, by delivery to the office of the Secretary of the Company of all of the following prior to the time when the Option or such portion expires under this Plan:

i. Notice in writing signed by the Optionee or other person then entitled to exercise the Option or portion stating that the Option or such portion is exercised, with the notice complying with all applicable rules established by the Committee;

ii. Full payment (in cash or by check) for the Option shares with respect to which the Option or portion is exercised; and

iii. If the Option or such portion shall be exercised under this Plan by any person or persons other than the Optionee, appropriate proof of the right of that person or persons to exercise the Option.

d. Issuance of Option Shares. The Option shares, or any part of the Option shares, may be either previously authorized but unissued shares or issued shares which have then been reacquired by the Company. The Option shares, when issued or delivered pursuant to any exercise of the Option, shall be fully paid and nonassessable.

e. Rights as Shareholders. The Optionee shall not be, and shall not have any of the rights or privileges of, a shareholder of the Company in respect of any Option shares unless and until Option shares shall have been issued or delivered by the Company to the Optionee in accordance with this Plan.

9. Miscellaneous.

a. Options Not Transferable. Neither the Option nor any interest or right in the Option or part of the Option shall be assignable or transferable, voluntarily or involuntarily, by operation of law or otherwise except as otherwise provided for in this Plan.

b. Shares to be Reserved. The Company shall, at all times while the Option is outstanding, reserve and keep available the number of shares of common stock as will be sufficient to satisfy the requirements of this Plan.

c. Notices. Any notice to be given under the terms of this Plan to the Company shall be addressed to the Company in care of its Secretary and any notice to be given to the Optionee shall be addressed to the Optionee at the address given beneath the Optionee's signature. By a notice given pursuant to this Plan, either party may subsequently designate a different address for notices.

Any notice which is required to be given to Optionee shall, if Optionee is then deceased, be given to Optionee's personal representative if such representative has delivered to the Company evidence satisfactory to the company of such representative's status as such and has informed the Company of the address of such representative by written notice under this Plan. Any notice shall have been deemed given when enclosed in a properly sealed envelope or wrapper addressed as described and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

d. No Liability of Board Members. No member of the Board shall be personally liable to any Optionee, his or her estate, or his or her legal representative by reason of any contract or other instrument executed in good faith by such member in the course of the Board's administration and implementation of the Plan, or for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Board and each employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated in accordance with the indemnification provisions of the laws of the State of Ohio, the Articles of Incorporation, and the Regulations of the Company as in effect from time to time.

e. Governing Law. This Plan and all rights hereunder shall be governed by and construed in accordance with the laws of the State of Ohio, whether statutory or decisional.

f. Payments. Notwithstanding any provision of this Plan to the contrary, all payments made under this Plan shall be made net of all taxes required to be withheld by applicable federal, state and local law.

g. Benefits. No award or payment under this Plan shall be treated as compensation in calculating any insurance, profit-sharing, retirement, severance or other benefit for which the Optionee is eligible.

h. Plan and Option Agreement Are Entire Contract. This Plan and Option Agreement constitute the entire contract between the parties hereto with regard to the subject matter hereof.